BrainStorm Webcast Script

Moderator:
Thank you all for joining us, and listening to BrainStorm Cell Therapeutics’ pre-recorded, webcast, audio conference.  On the call with us, we have Rami Efrati, BrainStorm’s CEO, and David Stolick, BrainStorm’s CFO.

Before we begin, I would like to mention our Safe Harbor Statement.  Statements in this announcement, other than historical data and information, constitute "forward-looking statements", and involve risks and uncertainties, that could cause BrainStorm Cell Therapeutics’ actual results, to differ materially, from those stated or implied, by such forward-looking statements. The potential risks and uncertainties, include, risks associated with BrainStorm's limited operating history, history of losses, minimal working capital, dependence on its license to Ramot's technology, ability to adequately protect the technology, dependence on key executives and on its scientific consultants, ability to obtain required regulatory approvals, and other factors, detailed in BrainStorm's annual report on Form 10-K, and quarterly reports on Form 10-Q, available at http://www.sec.gov. The Company does not undertake any obligation, to update forward-looking statements made by us.

I would now like to turn the call over to BrainStorm’s CEO, Rami Efrati. Rami…

Rami:
Thank you all for joining, and listening, to our webcast audio conference.  The purpose of this webcast is to address some of the questions we have received from our shareholders, as well as to provide, and update, on the Company’s strategy, science, technology, and report on our progress towards clinical trials.

Before we begin addressing some of the questions, I would like to give a little background on the Company, for the benefit of those new to BrainStorm.

BrainStorm is a US public bio-technology company, traded on the Over-the-Counter Bulletin Board under the ticker symbol BCLI. BrainStorm’s operations are located in Israel. Established in 2004, BrainStorm is developing, innovative adult stem cell therapies, for highly debilitating, neurodegenerative disorders, such as, Amyotrophic Lateral Sclerosis, known as ALS, or Lou Gehrig’s disease, and Parkinson’s Disease, areas of currently unmet clinical need.

BrainStorm’s novel autologous stem cell-therapy, seeks to repair and support degenerated tissues, by processing adult human bone marrow mesenchymal stem cells, inducing them to differentiate into supportive neurological cells, and transplanting the cells back into the site of damage. Autologous transplantation of stem cells, should result, in a safe and effective therapy, with minimal risk of rejection, free of controversy, or ethical issues.

The patent pending technology is based on discoveries made by the scientific team, led by Professor Eldad Melamed, former Head of Neurology, at Rabin Medical Center, and cell biologist Professor Daniel Offen, Head of the Neuroscience Laboratory, at the Felsenstein Medical Research Center, of Tel-Aviv University. The technology allows for the differentiation of bone marrow-derived stem cells into functional neurons and astrocytes, as demonstrated in animal models.

The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement, with Ramot at Tel Aviv University, the technology transfer company of Tel-Aviv University. The Company's current focus is on ALS, although its technology has promise for treating several other diseases, including Parkinson’s Disease, Multiple Sclerosis, spinal cord injuries, Huntington's disease and stroke.

Moderator, will you please ask our first question.

Moderator:
Our first question reads: “The Company has announced that it is currently performing pre-clinical trials, and is nearing clinical trials within the next year.  Can you please elaborate on what are the pre-clinical procedures currently being performed, how far along is the Company, and what is the process for the clinical trials?”

Rami:
The Company is currently completing the development of its Neurotrophic Factor Secreting Cells in accordance with Good Manufacturing Practice standards at the facility of Protein Production Services Limited. We expect to finish our work there in the coming weeks. Upon completion, we plan to proceed with final pre-clinical studies at the laboratory of Harlan Biotech Israel Limited in accordance with Good Laboratory Practice Standards.

We expect the human clinical studies will be performed in three phases.  In Phase I, we will test for safety; in Phase II, we will test for efficacy, in a small controlled group; and in Phase III, will test for efficacy in a large group.

Moderator:	The next question reads: “What is the expected time frame to complete the pre-clinical trials, and when can we expect the company will begin human clinical trials?”

Rami:
We are in the advanced stages of our pre-clinical trials and we expect to complete the pre-clinical trials by mid-2010. Upon completion of the pre-clinical trials, we will submit our application for approval to the regulatory authorities in Israel and the USA.

Based on our original estimation, we anticipated that we would begin clinical trials towards the end of 2010.

However, in parallel to this plan, the Company is now proceeding with a plan that may significantly shorten the process, and should result in being able to commence clinical trials, at an earlier date.  If we are successful in this process, we will notify our shareholders.

Moderator:	Our next question reads: “Where does the company plan to perform its human clinical trials, and why and will patients from around the globe be able to participate?

Rami:
The Company’s R&D and scientific teams are located in Israel. As a result, it is more cost effective and practical to perform the first clinical trials in Israel. Additionally, the company has developed very strong strategic partnerships with medical facilities in Israel.

Regarding the recruitment of patients for the clinical trials, we will announce our policy once we have reached that stage.

Moderator:	Our next question reads: “Will the Company only focus on clinical trials in Israel, or will it look to perform clinical trials in the US as well?”

Rami:
As I just mentioned, our current plan is to perform our first clinical trials in Israel. We will submit our application to the US regulatory authorities as soon as it is practicable.  However, we anticipate that we will successfully complete the Phase I, and possibly Phase II clinical trials, in Israel before we are able to begin clinical trials in the US. We may then approach the FDA for approval of Phase I clinical trials for ALS in the US or we may decide to proceed with Phase III in Israel before moving forward in the US. The Company’s management, scientists and board of directors will make these decisions as we move forward.

Moderator:
Our next question is: “The Company has announced that its current focus is on ALS and that the first clinical trials will be on ALS.  Does this mean that there is no work being done on other neurodegenerative diseases?”

Rami:
As we have announced in our press releases, the Company is currently focusing on ALS and will perform its first clinical trials, on ALS patients. ALS is a terrible disease. There is no known reason for the disease. Patients diagnosed with ALS have an average life span of two to five years after diagnosis. Due to our monetary constraints, we found it more cost effective to focus on one neurodegenerative disease, rather than on many.

As we have announced in our press releases, our science, technology and treatment have been shown to be effective in studies performed on models of Parkinson’s Disease, Multiple Sclerosis, Huntington disease, spinal cord injury and stroke.  We believe that our technology will work, and help people suffering from these diseases. When we obtain additional funding, we will continue our work towards clinical trials for these diseases as well.

Moderator:	Our next question is: “Will successful clinical trials on ALS be a barometer for other neurodegenerative diseases?”

Rami:
We believe that successful ALS clinical trials will be a strong barometer towards our technology’s safety and efficacy in the treatment of other neurodegenerative diseases, as well as potentially other diseases. However, we will of course need to test and perform trials for each disease.

Moderator:	Our next question is: “Does the company have enough capital to reach, and perform, the ALS clinical trials, and how much capital will be needed?”

Rami:	I would like to let our CFO, David Stolick answer the question. David…

David:
The Company is currently in the development stage and has no revenues.  The Company’s commitment from its largest shareholder, ACCBT, and its grants from the Office of the Chief Scientist of Israel will enable it to reach clinical trials. The Company is actively looking to raise approximately five million dollars from private investors, institutions, foundations and other funding sources for the cost of its Phase I and Phase II ALS clinical trials.  We expect that as we continue toward clinical trials, we will be successful, in raising the necessary capital.

Moderator:	Our next question is: “Has there been any interest from large pharmaceutical or biotechnology companies in BrainStorm?”

Rami:	We have met and had discussions with various pharmaceutical companies. There are no ongoing official discussions or negotiations at this time.

Moderator:	There are no more questions at this time. Rami…

Rami:
Thank you very much for listening to our pre-recorded webcast audio conference.  We hope we addressed the majority of your questions.  We will keep you informed and updated as we continue to progress forward.

Moderator:
Thank you for joining us. A copy of this webcast audio conference will be available on the Company’s website www.brainstorm-cell.com. In addition, a transcript of this webcast audio conference will be available on the Company’s website.

Thank you and have a good day.